Exhibit 5.1

July 7, 2016

QAD Inc.
100 Innovation Place
Santa Barbara, California 93108

Re:	QAD Inc. 2016 Stock Incentive Program (the “Program”)

Ladies and Gentlemen:

As special counsel for QAD Inc., a Delaware corporation (the “Company”), and at your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of up to four million (4,000,000) shares of the Company’s Class A common stock, $0.001 par value (the “Shares”), that may be issued in accordance with the terms of the Program.

In rendering this opinion, we have examined and reviewed only such questions of law as we have deemed necessary or appropriate for the purpose of rendering the opinions set forth herein. For the purpose of rendering the opinions set forth herein, we have been furnished with and examined only the following documents:

1.	The Amended and Restated Certificate of Incorporation of the Company.

2.	The Bylaws of the Company, as amended.

3.	The Registration Statement.

4.	Records of proceedings of the Board of Directors and shareholders of the Company pertaining to the Program.

5.	The Program.

With respect to all of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We also have obtained from the officers of the Company certificates as to such factual matters as we consider necessary for the purpose of this opinion, and insofar as this opinion is based on such matters of fact, we have relied on such certificates.

Based upon the foregoing and such further review of fact and law as we have deemed necessary or appropriate under the circumstances, we are of the opinion that the Shares have been duly authorized and when issued in accordance with the terms of the Program, will be validly issued, fully paid and non-assessable.

This opinion is issued to you solely for use in connection with the Registration Statement on Form S-8 and is not to be quoted or otherwise referred to in any financial statements of the Company or related document, nor is it to be filed with or furnished to any government agency or other person, without my prior written consent.

This opinion is limited to the current laws of the State of Delaware and the United States of America, to present judicial interpretations thereof and to facts as they presently exist. In rendering this opinion, we have no obligation to revise or supplement it should the current laws of the State of Delaware or the United States of America be changed by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 which is being filed on behalf of the Company in connection with the registration of the aforementioned Shares under the Securities Act of 1933, as amended. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours, /s/ Manatt, Phelps & Phillips, LLP